Milliman Variable insurance Trust 485BPOS

Exhibit 28(j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2023, relating to the financial statements and financial highlights of Milliman Money Market Fund, a series of Milliman Variable Insurance Trust, for the period ended December 31, 2022, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company

COHEN & COMPANY, LTD.

Cleveland, Ohio

April 20, 2023